EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-198812 and 333-270798) and Form F-3 (No. 333-260946) of our reports dated March 28, 2024, with respect to the consolidated financial statements of Affimed N.V. and the effectiveness of internal control over financial reporting.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Mannheim, Germany

March 28, 2024